Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Enters into Lump Sum Turnkey Contract with Bechtel

Houston, Texas – November 14, 2011 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), and Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) have entered into a lump sum turnkey contract for the engineering, procurement and construction of the first two liquefaction trains at the Sabine Pass LNG terminal located in Cameron Parish, Louisiana (the “EPC Contract”). Sabine Liquefaction is planning to construct liquefaction facilities capable of producing 9.0 million tonnes per annum (“mtpa”) of liquefied natural gas (“LNG”) in the first phase of its project and selling 7.0 mtpa of the production under long-term sales and purchase agreements (“SPA”). To date Sabine Liquefaction has contracted half of such production under a long-term, 20-year SPA with customer BG Gulf Coast LNG, LLC, and will make a final investment decision upon contracting the remaining 3.5 mtpa. Sabine Liquefaction intends to give Bechtel a notice to proceed with construction for the first phase upon achieving acceptable financing arrangements and receiving authorization to commence construction from the FERC. Construction is expected to begin in 2012 with LNG exports expected to occur as early as 2015.

Bechtel will design, construct and commission two liquefaction trains using the ConocoPhillips Optimized Cascade® technology. This is a proven technology deployed in several LNG projects around the world. The liquefaction trains will be built next to the existing facilities at the Sabine Pass LNG terminal, which include five tanks with storage capacity of 16.9 billion cubic feet equivalent (“Bcfe”), two docks that can handle vessels up to 265,000 cubic meters and vaporizers with regasification capacity of 4.0 billion cubic feet per day (“Bcf/d”). Cheniere Partners anticipates that over 3,000 construction workers will be employed at peak construction and up to 100 permanent jobs will be created once the liquefaction facilities are operational.

The total contract price of the EPC Contract is $3.9 billion. Total expected costs for the project before financing costs are estimated to be between $4.5 billion and $5.0 billion, including an estimated $0.6 billion to $1.0 billion for owner’s costs and contingencies.

“Bechtel was chosen to develop and construct our liquefaction facilities due to their extensive LNG capabilities and experience in building some of the world’s largest LNG production facilities. Our trains are being designed with the best combination of efficiency, cost, and reliability, and with the turndown capability needed to provide flexible LNG delivery programs,” said Charif Souki, Chairman and CEO. “We have worked with Bechtel in the past on the construction of our existing Sabine Pass LNG terminal, which was completed on time and on budget, and look forward to another successful project.”

Bechtel is one of the world’s premier engineering, construction and project management companies. Privately owned and headquartered in San Francisco, CA, Bechtel has 40 offices around the world with nearly 53,000 employees. Bechtel was founded in 1898 and has worked on more than 22,000 projects in 140 countries on all seven continents. Since the inception of the LNG industry over 40 years ago, Bechtel has built about a third of the world’s liquefaction capacity. Their successful collaboration with ConocoPhillips on the Optimized Cascade process has revolutionized the industry. The process, developed by Phillips Petroleum Company, streamlines the cooling of natural gas by refrigerating it in stages, allowing critical components to be duplicated within a single train.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass terminal has regasification and send-out capacity of 4.0 Bcf/d and storage capacity of 16.9 Bcfe. Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal.

As currently contemplated, the Sabine Pass Liquefaction Project (“Liquefaction Project”) is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa. It is anticipated that LNG export from the Sabine Pass LNG terminal could commence as early as 2015. The Liquefaction Project is expected to be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Milestone	Target Date
▪ DOE export authorization	Received
▪ Definitive commercial agreements for two trains	Q42011
▪ EPC contract	Complete
▪ Financing commitments	Q42011
▪ FERC construction authorization	2012
▪ Commence construction	2012
▪ Commence operations	2015/2016

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals and (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors: Christina Burke, 713-375-5104

Media: Diane Haggard, 713-375-5259